Exhibit 4.1

DESCRIPTION OF CORTEVA, INC. COMMON STOCK
The following summary description of our common stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to our Annual Report on Form 10-K.
Our authorized capital stock consists of 1,666,666,667 shares of common stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists. As of December 31, 2019, there were 748,400,792 shares of our common stock outstanding and no shares of our preferred stock outstanding.
Except as otherwise provided for by resolution or resolutions of our board of directors with respect to the issuance of any series of preferred stock or by the DGCL, the holders of outstanding shares of our common stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of our common stock are entitled to vote, each outstanding share of such common stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of our common stock have equal rights of participation in the dividends and other distributions in cash, stock or property of Corteva when, as and if declare thereon by our board of directors from time to time out of assets or funds of Corteva legally available therefor and have equal rights to receive the assets and funds of Corteva available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of Corteva, whether voluntary or involuntary.
Preferred Stock
Our board of directors has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, the shares of such series will have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue of such series, adopted by our board of directors. The authority of our board of directors with respect to such series includes, but is not limited to, the determination or fixing of the following:

•	the designation of the series;

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the number of shares within the series, which number the board of directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

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the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends will be payable, the relation which such dividends will bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of Corteva, and whether such dividends will be cumulative or non-cumulative;

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whether the shares of such series will be subject to redemption by Corteva, in whole or in part, at the option of Corteva or of the holders thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

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whether or not the shares of such series will be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of Corteva or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of shares of such series will be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, Corteva.

Therefore, depending on the nature of the preferred stock issued, it may diminish the relative voting power of holders of our common stock, or upon its conversion to Corteva common stock be dilutive to existing common stock holders. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we would issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.
Charter and Bylaw Provisions; Takeover Statutes
A number of provisions in our certificate of incorporation and bylaws as well as the DGCL may make it more difficult to acquire control of Corteva or remove our management.
Structure of Board
Our board of directors is elected annually. Our bylaws provide that each director will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The Corteva board, in accordance with our bylaws, will consist of between 6 and 16 directors, with the number of directors to be determined only by resolution adopted by a majority of the entire board. Furthermore, subject to the provisions of our certificate of incorporation and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on our board of directors by allowing our board of directors to enlarge and fill the new directorships with our board of director’s own nominees.
Removal of Directors
In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board of directors or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Corteva then entitled to vote generally in the election of directors, voting as a single class.
Advance Notice of Proposals and Nominations
Our bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the Secretary of Corteva not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date we first mailed its proxy materials for the preceding year’s annual meeting. Our bylaws also specify the form and content of a stockholder’s notice.
Limits on Special Meetings
Our bylaws provide that special meetings of stockholders may be called by order of our board of directors or by written request of stockholders holding together at least 25% of all the shares of Corteva entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.
Amendment of the Bylaws
Our board of directors is authorized to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of a majority of the total directors present or by unanimous consent. Stockholders also have the power to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Corteva then entitled to vote generally in the election of directors, voting as a single class.

Takeover Statutes
Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder. We did not opt out of the protections of Section 203 of the DGCL. As a result, the statute applies to Corteva.
Exclusive Forum
Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Corteva, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Corteva director, officer or other employee to Corteva or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that we are entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum. These provisions do not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act or the Securities Act or the respective rules and regulations promulgated thereunder.
Exchange Listing
Our common stock is listed on NYSE under the symbol “CTVA.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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Pursuant to Item 601(b) (4) (iii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, Corteva, Inc. hereby agrees to furnish any copies of certificates or instruments representing its securities described herein to the Securities and Exchange Commission upon the request of the Commission and, in accordance with such regulation, such certificates or instruments are not being filed as part of this Annual Report on Form 10-K for the year ended December 31, 2019.